Agree Realty Corporation Reports Operating Results For The Third Quarter 2014

FARMINGTON HILLS, Mich., Oct. 27, 2014 /PRNewswire/ -- Agree Realty Corporation (NYSE: ADC) today announced results for the quarter ended September 30, 2014. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.

Third Quarter Financial and Operating Highlights:

  Increased rental revenue 21.2% to $12.6 million
  Increased FFO 14.7% to $8.3 million
  Increased AFFO 13.7% to $8.4 million
  Acquired $41.3 million of retail net lease properties
  Completed developments for Buffalo Wild Wings and McDonald's
  Completed Joint Venture Capital Solutions project in New Lenox, Illinois
  Closed new $250.0 million senior unsecured credit facility
  Paid $0.43 per share quarterly dividend

Financial Results

Total Rental Revenue
Total rental revenue, which includes minimum rents and percentage rents, for the three months ended September 30, 2014 increased 21.2% to $12,633,000 compared with total rental revenue of $10,421,000 for the comparable period in 2013.

Total rental revenue for the nine months ended September 30, 2014 increased 21.0% to $36,089,000 compared with total rental revenue of $29,834,000 for the comparable period in 2013.

Funds from Operations
Funds from operations (FFO) for the three months ended September 30, 2014 increased 14.7% to $8,318,000 compared with FFO of $7,255,000 for the comparable period in 2013. FFO per share for the three months ended September 30, 2014 increased 1.9% to $0.55 compared with FFO per share of $0.54 for the comparable period in 2013.

FFO for the nine months ended September 30, 2014 increased 18.9% to $24,297,000 compared with FFO of $20,442,000 for the comparable period in 2013. FFO per share for the nine months ended September 30, 2014 increased 4.5% to $1.61 compared with FFO per share of $1.54 for the comparable period in 2013.

Adjusted Funds from Operations
Adjusted funds from operations (AFFO) for the three months ended September 30, 2014 increased 13.7% to $8,434,000 compared with AFFO of $7,419,000 for the comparable period in 2013. AFFO per share for the three months ended September 30, 2014 increased 1.8% to $0.56 compared with AFFO per share of $0.55 for the comparable period in 2013.

AFFO for the nine months ended September 30, 2014 increased 19.1% to $24,801,000 compared with AFFO of $20,827,000 for the comparable period in 2013. AFFO per share for the nine months ended September 30, 2014 increased 4.5% to $1.64 compared with AFFO per share of $1.57 for the comparable period in 2013.

Net Income
Net income for the three months ended September 30, 2014 was $4,966,000, or $0.33 per share, compared with $4,646,000, or $0.35 per share, for the comparable period in 2013.

Net income for the nine months ended September 30, 2014 was $13,191,000, or $0.87 per share, compared with $14,568,000, or $1.10 per share, for the comparable period in 2013.

Dividend
The Company paid a cash dividend of $0.43 per share on October 14, 2014 to stockholders of record on September 30, 2014. The quarterly dividend represented payout ratios of 78% of FFO and 77% of AFFO, respectively.

Subsequent Events
Subsequent to the quarter end, the Company completed the sale of Petoskey Town Center for a gross sales price of $5,100,000. Petoskey Town Center is a 174,870 square foot shopping center located in Petoskey, Michigan that is anchored by Kmart and Hobby Lobby.

CEO Comments
"I am very pleased with our results for the quarter," said Joey Agree, President and Chief Executive Officer. "Our core real estate operations had a very productive quarter, including record acquisition volume of over $41 million, the delivery of two developments for industry leading restaurants and the completion of our joint venture project in New Lenox, Illinois. Additionally, with the closing of our new credit facility, the Company now enjoys enhanced capacity and flexibility as we pursue a robust pipeline of opportunities through the end of this year and into 2015."

Portfolio Update
As of September 30, 2014, and pro forma for the sale of Petoskey Town Center, the Company's portfolio consisted of 161 properties located in 35 states and totaling 4.1 million square feet of gross leasable space. Retail net lease properties contributed approximately 89% of annualized base rent, of which 11% was generated from properties ground leased to tenants. The remaining rent was derived from community shopping centers.

The portfolio was approximately 98.5% leased, had a weighted average remaining lease term of approximately 11.6 years, and generated approximately 58.4% of annualized base rents from investment grade tenants.

The table below provides a summary of the Company's portfolio as of September 30, 2014 and pro forma for the sale of Petoskey Town Center:

($ in thousands) Property Type	Annualized Base Rent	% of Ann. Base Rent	% IG Rated (1)	Wtd. Avg. Lease Term
Retail Net Lease	$39,644	77.9%	61.0%	12.2 yrs
Retail Net Lease (ground leases)	5,663	11.1%	88.6%	14.8 yrs
Total Retail Net Lease	$45,307	89.0%	64.5%	12.5 yrs
Shopping Centers	5,617	11.0%	9.9%	4.0 yrs
Total Portfolio	$50,924	100.0%	58.4%	11.6 yrs

(1) Reflects tenants with investment credit ratings from Standard & Poors, Moody's, Fitch and/or NAIC.

Acquisitions
Total acquisition volume for the third quarter was a record $41.3 million and included a 13 property Taco Bell portfolio leased to Charter Foods North, as well as properties leased to Giant Eagle, Bridgestone/Firestone, 24 Hour Fitness, Golden Corral and Giant Gas. These properties were acquired at a weighted-average cap rate of 8.14% and with a weighted-average remaining lease term of approximately 15.9 years. All of the tenants are new to the Company's portfolio and the 24 Hour Fitness represents the Company's first investment in Colorado.

Year to date, the Company has acquired 29 net lease retail assets for an aggregate purchase price of $75.7 million. These assets were acquired at a weighted-average cap rate of 8.21% and with a weighted-average remaining lease term of approximately 12.9 years.

Dispositions
In the third quarter, the Company sold one property for a gross sales price of $1,800,000. The property, a land parcel under a third-party owned Rite-Aid in East Lansing, Michigan, was subject to a purchase option exercised by the lessee. The Company incurred a loss of approximately $293,000 as a result of the sale.

Development
During the third quarter, the Company completed projects for Buffalo Wild Wings in St. Augustine, Florida and McDonald's in East Palatka, Florida. Both restaurants held grand openings in September and commenced paying rent. Buffalo Wild Wings is under a net lease through September 2029 and McDonald's is subject to a ground lease that expires September 2034.

In addition, T.J. Maxx and Petco opened for business at the Company's Joint Venture Capital Solutions (JVCS) project in New Lenox, Illinois. T.J. Maxx and Petco are under lease until August 2024 and January 2025, respectively. Ross Dress for Less, the third tenant at the property, opened in early October and is under lease until January 2025. T.J. Maxx, Petco and Ross Dress for Less are new tenants for the Company.

As of September 30, 2014 the Company's construction in progress balance totaled approximately $12.5 million which primarily reflects current investments in the New Lenox, Illinois project and the Company's Cash & Carry project in Burlington, Washington.

Leasing
During the quarter, Staples executed a five-year lease extension to remain at the Company's Central Michigan Commons shopping center until July 2020. In addition, the Company executed new leases or extensions for approximately 21,000 square feet of small shop space within the shopping center portfolio and filled an 8,450 square foot vacancy adjacent to the Company's Academy Sports in McKinney, Texas.

Top Tenants
The following is a breakdown of annualized base rents in effect at September 30, 2014, and pro forma for the sale of Petoskey Town Center, for the Company's major tenants:

($ in thousands) Top 10 Tenants	Annualized Base Rent	% of Ann. Base Rent
Walgreens	$12,362	24.3%
Wawa	2,464	4.8%
CVS	2,463	4.8%
Wal-Mart	2,039	4.0%
Kmart	1,994	3.9%
Rite Aid	1,962	3.9%
Lowe's	1,846	3.6%
LA Fitness	1,693	3.3%
Taco Bell (1)	1,537	3.0%
Kohl's	1,180	2.3%
Total Top 10 Tenants	$29,540	57.9%
(1) Operated by Charter Foods North, LLC.

Lease Expiration
The following table, as of September 30, 2014 and pro forma for the sale of Petoskey Town Center, sets forth lease expirations for the next 10 years for the Company's portfolio, assuming that none of the tenants exercise renewal options or terminate their leases prior to the contractual expiration date:

(in thousands)		Annualized Base Rent		Gross Leasable Area

Year	Leases	Amount	% of Total	Square Footage	% of Total
2014	2	$391	0.8%	88	2.1%
2015	14	1,129	2.2%	210	5.1%
2016	11	858	1.7%	88	2.2%
2017	14	1,916	3.8%	143	3.5%
2018	14	2,075	4.1%	309	7.5%
2019	16	3,753	7.4%	345	8.4%
2020	17	2,865	5.6%	327	8.0%
2021	14	3,737	7.3%	204	5.0%
2022	10	2,043	4.0%	224	5.4%
2023	15	2,420	4.8%	221	5.4%
Thereafter	97	29,737	58.3%	1,949	47.4%
Total	224	$50,924	100.0%	4,109	100.0%

Capital Markets and Balance Sheet

Balance Sheet Summary
As of September 30, 2014, the Company's total debt to total market capitalization was approximately 35%. Total market capitalization is calculated as the sum of total debt and the market value of the Company's outstanding shares of common stock, assuming conversion of operating partnership units.

During the quarter, the Company announced that it had entered into a $250 million senior unsecured Revolving Credit and Term Loan Agreement which increased the size of the Company's revolving credit facility from $85 million to $150 million, added a new $65.0 million term loan and amended its existing $35 million term loan to conform to the terms of the Agreement.

The maturity date on the revolving credit facility was extended to July 21, 2018, with an additional one-year extension option, the new $65 million term loan has a maturity date of July 21, 2021, and the existing $35 million term loan remains due on September 29, 2020.

The Company also assumed a $5.6 million mortgage loan in connection with its acquisition of 24 Hour Fitness in Littleton, Colorado. The note matures September 1, 2023 and carries a fixed interest rate of 5.01%.

For the three and nine months ended September 30, 2014, the Company's fully diluted weighted average shares outstanding were 14,782,051 and 14,782,484. The basic weighted average shares outstanding for the three and nine months ended September 30, 2014 were 14,713,740 and 14,712,352.

The Company's assets are held by, and all of its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner. As of September 30, 2014, there were 347,619 operating partnership units outstanding and the Company held a 97.73% interest in the operating partnership.

Conference Call/Webcast
Agree Realty Corporation will host a live broadcast of its third quarter 2014 conference call on Tuesday, October 28, 2014 at 9:00 am EDT to discuss its financial and operating results. The live broadcast will be available online at: http://www.videonewswire.com/event.asp?id=100622 and also by telephone at 1-866-363-3979 (USA Toll Free) and 1-412-902-4206 (International). A replay will be available shortly after the call until January 28, 2015 at 1-877-344-7529 (USA Toll Free, conference #10053607) or 1-412-317-0088 (International, conference #10053607).

About Agree Realty Corporation
Agree Realty Corporation is primarily engaged in the acquisition and development of net leased properties leased to industry leading retail tenants. The Company currently owns and operates a portfolio of 161 properties located in 35 states and containing approximately 4.1 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol "ADC."

For additional information, visit the Company's home page on the Internet at http://www.agreerealty.com.

Forward-Looking Statements
The Company considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. These forward-looking statements represent the Company's expectations, plans and beliefs concerning future events. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company's best judgment reflecting current information, certain factors could cause actual results to differ materially from such forward–looking statements. Such factors are detailed from time to time in reports filed or furnished by the Company with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2013. Except as required by law, the Company assumes no obligation to update these forward–looking statements, even if new information becomes available in the future.

Agree Realty Corporation
Operating Results (in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues:
Minimum rents	$ 12,628	$ 10,421	$ 35,942	$ 29,815
Percentage rent	5	-	147	19
Operating cost reimbursements	1,010	850	2,979	1,965
Other income	114	1	168	2
Total Revenues	13,757	11,272	39,236	31,801
Expenses:
Real estate taxes	774	612	2,210	1,542
Property operating expenses	338	309	1,295	900
Land lease payments	125	107	340	321
General and administration	1,747	1,588	4,957	4,668
Depreciation and amortization	2,855	2,112	7,960	6,227
Impairment charge	220	-	3,020	-
Total Operating Expenses	6,059	4,728	19,782	13,658
Income from Operations	7,698	6,544	19,454	18,143
Other Income (Expense)
Interest expense	(2,439)	(1,634)	(6,108)	(4,599)
Loss on sale of assets	(293)	-	(293)	-
Income Before Discontinued Operations	4,966	4,910	13,053	13,544
Gain on sale of asset from discontinued operations		-	123	946
(Loss) Income from discontinued operations	-	(264)	15	78
Total Discontinued Operations	-	(264)	138	1,024
Net Income	4,966	4,646	13,191	14,568
Net income attributable to non-controlling interest	113	118	300	379
Net Income Attributable to Agree Realty Corporation	4,853	4,528	12,891	14,189
Other Comprehensive Income (loss) , Net of $17, ($14), ($13), and $26
Attributable to Non-Controlling Interest	710	(536)	(569)	986
Total Comprehensive Income Attributable to Agree Realty Corporation	$ 5,563	$ 3,992	$ 12,322	$ 15,175
Basic Earnings Per Share
Continuing operations	$ 0.33	$ 0.37	$ 0.87	$ 1.02
Discontinued operations	-	(0.02)	0.01	0.08
	$ 0.33	$ 0.35	$ 0.88	$ 1.10
Dilutive Earnings Per Share
Continuing operations	$ 0.33	$ 0.37	$ 0.86	$ 1.02
Discontinued operations	-	(0.02)	0.01	0.08
	$ 0.33	$ 0.35	$ 0.87	$ 1.10
Weighted Average Number of Common Shares Outstanding - Basic	14,714	12,984	14,712	12,873
Weighted Average Number of Common Shares Outstanding - Dilutive	14,782	13,063	14,782	12,953

Agree Realty Corporation
Funds from Operations (in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Reconciliation of Funds from Operations to Net Income: (1)
Net income	$ 4,966	$ 4,646	$ 13,191	$ 14,568
Depreciation of real estate assets	2,139	1,723	6,103	5,081
Amortization of leasing costs	34	28	94	83
Amortization of lease intangibles	666	408	1,719	1,206
Impairment charge	220	450	3,020	450
(Gain) Loss on sale of assets	293	-	170	(946)
Funds from Operations	$ 8,318	$ 7,255	$ 24,297	$ 20,442
Funds from Operations Per Share - Dilutive	$ 0.55	$ 0.54	$ 1.61	$ 1.54
Weighted Average Number of Common Shares Outstanding - Dilutive	15,130	13,410	15,130	13,301

Adjusted Funds from Operations (in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Reconciliation of Adjusted Funds from Operations to Net Income: (1)
Net income	$ 4,966	$ 4,646	$ 13,191	$ 14,568
Cumulative adjustments to calculate FFO	3,352	2,609	11,106	5,874
Funds from Operations	8,318	7,255	24,297	20,442
Straight-line accrued rent	(386)	(265)	(989)	(893)
Deferred revenue recognition	(116)	(116)	(348)	(348)
Stock based compensation expense	513	467	1,556	1,392
Amortization of financing costs	105	78	285	234
Adjusted Funds from Operations	$ 8,434	$ 7,419	$ 24,801	$ 20,827
Adjusted Funds from Operations Per Share - Dilutive	$ 0.56	$ 0.55	$ 1.64	$ 1.57

Supplemental Information:
Scheduled principal repayments	$ 875	$ 878	$ 2,676	$ 2,586
Capitalized interest	$ 108	$ 111	$ 221	$ 439
Capitalized building improvements	$ 37	$ 87	$ 113	$ 87

(1) FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (NAREIT) to mean net income computed in accordance with U.S. generally accepted accounting principles (GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization and any impairment charges on a depreciable real estate asset, and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental measure to conduct and evaluate the Company's business because there are certain limitations associated with using GAAP net income by itself as the primary measure of the Company's operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.

FFO should not be considered as an alternative to net income as the primary indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the NAREIT definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that not all REITs use the same definition.

Adjusted Funds from Operations ("AFFO") is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO further adjusts FFO for certain non-cash items that reduce or increase net income in accordance with GAAP. AFFO should not be considered an alternative to net earnings, as an indication of the company's performance or to cash flow as a measure of liquidity or ability to make distributions. Management considers AFFO a useful supplemental measure of the Company's performance. The Company's computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and therefore may not be comparable to such other REITs. Note that, as of the quarter ended September 30, 2014, the Company excludes capitalized building improvements from the calculation of AFFO, but continues to provide the information as supplemental disclosure. Management believes that excluding these non-recurring expenditures from AFFO provides a more useful measure of operating performance.

Agree Realty Corporation
Consolidated Balance Sheets (in thousands)
(Unaudited)

	September 30,	December 31,
	2014	2013
Assets:
Land	$ 176,051	$ 162,097
Buildings	349,844	297,465
Accumulated depreciation	(66,318)	(60,634)
Property under development	12,481	6,959
Property held for sale	-	4,845
Net real estate investments	472,058	410,732
Cash and cash equivalents	1,403	14,537
Accounts receivable	4,019	3,263
Deferred costs, net of amortization	42,435	30,990
Other assets	2,908	3,220
Total Assets	$ 522,823	$ 462,742

Liabilities
Notes Payable:
Mortgage notes payable	$ 107,685	$ 113,898
Unsecured revolving credit facility	16,500	9,500
Unsecured term loan	100,000	35,000
Total Notes Payable	224,185	158,398
Deferred revenue	1,120	1,467
Dividends and distributions payable	6,579	6,244
Other liabilities	4,323	4,417
Total Liabilities	236,207	170,526

Stockholder's Equity
Common stock (14,960,218 and 14,883,314 shares)	1	1
Additional paid-in capital	314,516	312,975
Deficit	(30,288)	(23,879)
Accumulated other comprehensive income (loss)	(98)	472
Non-controlling interest	2,485	2,647
Total Stockholder's Equity	286,616	292,216
	$ 522,823	$ 462,742

CONTACT: Brian Dickman, Chief Financial Officer, (248) 737-4190